Midwest Air Group, Inc. 6744 South Howell Avenue Oak Creek, Wisconsin 53154-1402 414-570-4000 www.midwestairlines.com Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
April 6, 2004

SKYWAY AIRLINES IN DISCUSSIONS TO OPERATE
DELTA CONNECTION’S 328JET FLEET

Milwaukee, Wisconsin, April 6, 2004 – Milwaukee-based Skyway Airlines, Inc. today confirmed that it is in discussions with Delta Air Lines, Inc. to operate the Fairchild 328JET fleet of Delta Connection, Inc. Atlantic Coast Airlines currently provides that service, but will phase out its 328JET operations later this year.

“With our experience operating the 328JET, we’re in a unique position to grow our operations by assuming responsibility for operating Delta Connection’s 328 fleet,” said Jim Rankin, president and chief executive officer of Skyway Airlines. “We are hopeful we can come to mutually satisfactory terms.” He added that Skyway would not provide further comment regarding these discussions until the parties reach an agreement or terminate their discussions.

“Skyway has been evaluating opportunities to operate aircraft for other airlines, which would constitute a shift in Skyway’s business model,” Rankin said. “These discussions represent the first step toward such a shift.” Skyway has primarily provided connections for its parent, Midwest Airlines, Inc. while operating as Midwest Connect; that service would remain independent of any operating relationship with Delta Connection.

Skyway Airlines currently offers connections to Midwest Airlines flights, as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, Midwest and Skyway offer service to 50 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected results due to factors that include but are not limited to successful negotiation of arrangements, uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attack.